Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 2, 2019 (except for the sixth through ninth paragraphs of Note 11, as to which the date is October 16, 2019), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-234017) and related Prospectus of Cabaletta Bio, Inc. dated October 16, 2019.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 16, 2019